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                                                                   EXHIBIT 10.18

                                DAVID P. ANASTASI

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of October 26, 2000 between AVT Corporation, a Washington corporation ("AVT or "Employer") and David P. Anastasi ("Executive").

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Employer and Executive hereby agree as follows:

      1. Employment

      Effective as of November 27, 2000 or such earlier date as Executive may designate (the "Commencement Date"), Employer hereby employs Executive, and Executive hereby accepts employment by Employer, as President and Chief Executive Officer of Employer. Executive will also be entitled to serve as a member of the Board of Directors of Employer during the term of his employment. In this position Executive will be reporting directly to the Board of Directors of AVT and will be responsible for managing all aspects of AVT, including sales, marketing, product development, customer support, manufacturing, finance and administration. Executive will have the policy and decision-making authority and responsibility, and will perform the duties customarily performed by an executive officer of a corporation that is, in all respects, similar to Employer. In addition, Executive will assist the Board of Directors in various business development and long range planning activities and such other duties as may be reasonably assigned from time to time by Employer's Board of Directors that relate to the business of Employer, its subsidiaries, or any business ventures in which Employer or its subsidiaries may participate.

      2. Attention and Effort

      Executive will devote his entire working time, ability, attention and effort to Employer's business and will skillfully serve its interests during reasonable business hours during the term of this Agreement; provided, however, that Executive may devote reasonable periods of time to (a) engaging in personal investment activities and (b) engaging in charitable or community service activities, so long as neither of the foregoing additional activities materially interferes with Executive's duties under this Agreement. Employer further understands that between the Commencement Date and February 25, 2001, a portion of Executive's time will be devoted to fulfilling his obligations under a transition plan with his current employer, including acting as an independent consultant therefor. Additionally, Executive may serve on the Board of Directors of his current employer as long as such service is not otherwise prohibited by
Section 8 hereof.


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      3. Term

      Unless otherwise terminated pursuant to Section 6, the initial term of this Agreement shall expire on December 31, 2004. Thereafter, this Agreement shall automatically renew for additional one-year periods unless terminated pursuant to Section 6 or unless either party gives the other ninety (90) days prior written notice of its intent not to renew.

      4. Compensation

      During the term of this Agreement, Employer agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

            4.1 Annual Base Salary

      Executive's compensation shall consist, in part, of an annual base salary initially established at $300,000, before all customary payroll deductions, for the term of this Agreement. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other employees of Employer are paid. Employer's Board of Directors shall determine any future increases in the amount of such annual base salary, but may not reduce the annual base salary.

            4.2 Bonus

      Executive will be entitled to receive, in addition to the annual base salary described above, with respect to each calendar year during the term of his employment with Employer commencing with 2001, two types of annual bonuses, as follows: (A) an annual bonus targeted at an amount aggregating 25% of Executive's base salary for each year for achievement of specified objectives for each such year as determined by mutual agreement of Employer and Executive and set forth in writing within the first 60 days of each calendar year of employment (the "Objective Bonus"), the aggregate amount of the Objective Bonus for each year to be allocated pursuant to such agreement among such objectives; and (B) an annual bonus of up to 25% of Executive's base salary for each year under AVT's Management Incentive Compensation Plan, and payable in full or in part as provided in such plan if AVT achieves specified financial performance levels as set forth in such plan (the "MIP Bonus"). In recognition that Executive is joining AVT late in the fiscal year, in lieu of this bonus structure for fiscal 2000, Executive will be paid a $75,000 sign-on bonus on the Commencement Date. Employer's Board of Directors shall determine the composition of future bonus programs and any future increases in the amount of such bonus targets; provided however, that the total annual bonus target Executive will have an opportunity to receive will be at least $150,000.


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            4.3 Stock Options

            Upon the Commencement Date, Executive will be granted nonqualified stock options (the "Options") to purchase 750,000 shares of AVT common stock with an exercise price per share equal to the average of the high and low trading prices of AVT common stock on the date of grant. Additional options may be granted annually by the Board of Directors and shall be granted based upon Employee's performance. The Options will vest over a four year period with the first 25% (187,500 shares) vested on the first anniversary of the date of grant, and with 2.0833% of the total shares (15,625 shares) vested each month thereafter until 100% of such Option shares are fully vested. Notwithstanding the foregoing, if Executive's employment is terminated prior to the first anniversary of the Commencement Date for any reason (including due to death or "total disability" of the Executive) other than by the Board of Directors of AVT with "Cause," all of the Options that would otherwise have vested on the first anniversary of the date of grant will be deemed vested on a pro-rata basis over the first year of employment based on the number of full calendar months actually served. The Options will be granted pursuant to an Option Agreement consistent with the terms hereof and will in all respects not specified by the terms of this Agreement or the Option Agreement be subject to the same terms and conditions as are set forth in the AVT 1989 Restated Employee Stock Option Plan, attached hereto as Exhibit A.

      5. Benefits

      During the term of this Agreement, Executive will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs generally available to employees of Employer or executives of Employer, as those programs may currently exist or be modified from time to time. Also, Executive will be entitled to receive an allowance of $250 per month in reimbursement for club memberships and fees.

      6. Termination

      Employment of Executive pursuant to this Agreement may be terminated as follows, but in any case the provisions of Section 8 hereof shall survive the termination of this Agreement and the termination of Executive's employment hereunder to the extent provided therein:

            6.1 By Employer

      With or without Cause (as hereinafter defined), Employer may terminate Executive's employment at any time during the term of employment upon giving Notice of Termination (as hereinafter defined).


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            6.2 By Executive

      Executive may terminate his employment at any time, with or without Good Reason (as hereinafter defined), upon giving Notice of Termination.

            6.3 Automatic Termination

      This Agreement and Executive's employment hereunder will terminate automatically upon Executive's death or total disability. The term "total disability" as used herein means a physical or mental illness, loss of legal capacity or any other cause beyond Executive's control that substantially impairs or prevents Executive from performing his duties hereunder for a period that can reasonably be expected to be of long or indefinite duration, as determined in good faith by Employer's Board of Directors, unless Executive is granted a leave of absence by Employer's Board of Directors. Executive and Employer hereby acknowledge that Executive's ability to perform the duties specified in Section 1 hereof is of the essence of this Agreement. Termination hereunder will be deemed to be effective (a) at the end of the calendar month in which Executive's death occurs or (b) immediately upon a determination by Employer's Board of Directors of Executive's total disability, as defined herein.

            6.4 Notice

      The term "Notice of Termination" means at least 14 days' written notice of termination of Executive's employment, during which period Executive's employment and performance of services will continue; provided, however, that Employer may, upon notice to Executive and without reducing Executive's compensation during such period, excuse Executive from any or all of his duties during such period. The effective date of the termination of Executive's employment hereunder shall be the date of termination set forth in such written notice.

      7. Termination Payments

      in the event of termination of Executive's employment, all compensation and benefits set forth in this Agreement will terminate as of the last date of employment, except as specifically provided in this Section 7:

            7.1 Termination by Employer

      (a) Without Cause.

      If Employer terminates Executive's employment without Cause prior to the end of the term of this Agreement, Executive will be entitled to receive, in a lump sum payment due on the date of termination, the sum of (i) an amount equal to the lesser of (aa) one-year of


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Executive's then-current annual base salary and (bb) the annual base salary
Executive would have received if his employment hereunder had continued until the end of the term of this Agreement; (ii) any unpaid annual base salary that has accrued or is otherwise payable for services already performed as of the date of termination; and (iii) the amount of any Objective Bonus and/or MIP Bonus described in Section 4.2 hereof that has been earned by Executive prior to the date of termination but has not yet been paid to Executive as of such date.

In addition to payments made under 7.1(a)(i), (ii), and (iii), Executive shall be entitled to receive (1) the Objective Bonus described in Section 4.2 hereof for the calendar year of termination, payable for all fully achieved objectives as if Executive were still employed by Employer at the dates of determination set forth therein, and (2) a portion of the MIP Bonus as described in Section
4.2 calculated as follows: AVT's actual financial performance on the date of termination shall be annualized and compared against the annual financial performance target as specified in the MIP Plan. This ratio will be referred to as the Performance Ratio. If the Performance Ratio is at least 70%, then Executive shall be entitled to a portion of the MIP bonus, such portion to be determined by multiplying the MIP Bonus (Section 4.2) by the Performance Ratio and then by multiplying that number by the number of completed calendar months of service divided by twelve (12). Executive shall also receive Medical, Dental, Vision, Life, Short and Long Term Disability Insurance for a period of 12 months from date of termination for Executive and any dependents covered under Executive's insurance while Executive was employed.

      (b) With Cause. If Employer terminates Executive's employment with Cause prior to the end of the term of this Agreement, Executive will not be entitled to receive any of the foregoing benefits, other than those set forth in clause
(a)(ii) above.

            7.2 Termination by Executive

      (a) With Good Reason. If Executive terminates his employment for Good Reason prior to the end of the term of this Agreement, Executive will be entitled to receive all of the payments and other benefits set forth in Section 7.1(a) hereof.

      (b) Without Good Reason. If Executive terminates his employment for any reason other than Good Reason prior to the end of the term of this Agreement, Executive will not be entitled to any payments hereunder, other than those set forth in clause (ii) of Section 7.1(a) hereof.

            7.3 Expiration of Term or Termination Because of Death or Total
                Disability

      In the case of the termination of Executive's employment as a result of the expiration of the term of this Agreement or because of his death or total disability as defined above,


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Executive (or his estate) shall be entitled to receive the payments set forth in clause (ii) of Section 7.1(a) hereof plus a portion of the Objective Bonus and MIP Bonus as provided in Section 7.1(a).

            7.4 Change in Control

      A Change in Control, in and of itself, shall not constitute a termination hereunder nor shall it obligate AVT to make any termination payments hereunder, unless such Change in Control results in a termination of Executive's employment that would otherwise entitle him to such payments hereunder. The term "Change in Control" means (a) any person or group is or becomes the beneficial owner, directly or indirectly, of securities of AVT representing fifty percent (50%) or more of the combined voting power of AVT's then outstanding securities; or (b) the stockholders of AVT approve a merger or consolidation of AVT with any other corporation; except a merger or consolidation that results in the voting securities of AVT continuing to represent more than fifty percent (50%) of the combined voting power of the voting securities of AVT or such surviving entity; or (c) the stockholders of AVT approve a plan of complete liquidation of AVT or an agreement for the sale or disposition by AVT of all or substantially all of its assets.

            7.5 Certain Definitions

      (a) Cause. Wherever reference is made in this Agreement to termination being with or without Cause, "Cause" means the occurrence of one or more of the following events without the written consent of Employer:

            (i) Executive's willful material misconduct or dishonesty in the performance of, or the willful failure to perform, any material duty under this Agreement;

            (ii) Executive's willful injury of Employer, or Executive's breach of fiduciary duty to Employer involving personal profit;

            (iii) Conviction of Executive of the violation of a state or federal criminal law involving the commission of a crime against Employer or any felony;

            (iv) Habitual or repeated misuse by Executive of alcohol or controlled substances that materially impairs Executive's ability to perform his duties under this Agreement;

            (v) Any material and willful violation by Executive of any provisions of Sections 8.2 - 8.6 of this Agreement; or


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      (vi) Any past or present act of Executive involving moral turpitude adversely affecting the business, goodwill or reputation of Employer, or materially and adversely affecting Executive's ability to effectively represent Employer with the public.

      Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until Executive has been given written notice from the Board of Directors of Employer of the alleged ground or grounds for a proposed termination for Cause, and an opportunity to cure in accordance with
Section 10 hereof, and has failed to effect such cure within the time permitted therefor.

     (b) Good Reason. Wherever reference is made in this Agreement to termination being with or without "Good Reason," "Good Reason" means the occurrence of any of the following without the written consent of Executive:

            (i) the assignment to Executive of duties materially inconsistent with or detrimental to, Executive's position, authority, duties or responsibilities as contemplated by Section 1 hereof; provided, however, that the reduction of Executive's position, authority, duties and responsibilities by Employer following Executive's written notice to Employer that he intends to resign his position with Employer without Good Reason shall not constitute "Good Reason" under this Agreement;

            (ii) Employer requiring the Executive to be based at any office or location other than in the Seattle, WA area, or;

            (iii) Any material violation by Employer of any provision of this Agreement.

     (c) Willful. For purposes of Sections 7.5(a)(i) and (ii), an act, or omission to act, on Executive's part shall be considered "willful" only if done, or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interest of Employer; provided, that any act, or omission to act, on Executive's part in reliance upon an opinion of counsel to Employer or counsel to Executive shall not be deemed to be willful.

      8. Noncompetition and Nonsolicitation

            8.1 Applicability

      This Section 8 will survive the termination of Executive's employment with Employer or the expiration of the term of this Agreement to the extent provided herein. Executive agrees that the duration and scope of his obligations under this Section 8 are reasonable.


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            8.2 Scope of Competition

      Executive agrees that he will not, during his employment and for a period of (a) one year from the date on which his employment is terminated if it is terminated by Employer without Cause or is terminated by Executive for Good Reason and (b) two years from the date on which his employment is terminated if it is terminated by Employer for Cause or by Executive without Good Reason, be employed by, consult with or otherwise perform services for, own, manage, operate, control or participate in the ownership, management, operation or control of, any Competitor unless released from such obligation in writing by Employer's Board of Directors. A "Competitor" means any entity that competes with Employer in the production, marketing or distribution of products that compete with products then produced by Employer. Executive shall be deemed to be related to or connected with a Competitor if such Competitor is (a) a partnership in which he is a general or limited partner or employee, (b) a corporation or association of which he is a shareholder, officer, employee or director, or (c) a partnership, corporation or association of which he is a member, consultant or agent; provided, however, that nothing herein will prevent the purchase or ownership by Executive of shares that constitute less than 5% of the outstanding equity securities of a publicly or privately held corporation, if Executive had no other relationship with such corporation prohibited by this
Section 8.

            8.3 Scope of Nonsolicitation

      Executive will not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee or consultant of Employer to terminate his or her relationship with Employer, or solicit, influence or entice any customer, distributor, partner, joint venturer or supplier of Employer to do business or in any way become associated with any Competitor in lieu of doing business with Employer. This Section 8.3 will apply only during the time period described in Section 8.2 hereof.

            8.4 Assignment of Intellectual Property

      All concepts, designs, machines, devices, uses, processes, technology, trade secrets, works of authorship, customer lists, plans, embodiments, inventions, improvements or related work product (collectively, "Intellectual Property") that Executive develops, conceives or first reduces to practice during the term of his employment hereunder, whether working alone or with others, shall be Employer's sole and exclusive property, together with any and all Intellectual Property rights, including, without limitation, patent or copyright rights, relating thereto, and Executive hereby assigns to Employer all of such Intellectual Property. "Intellectual Property" shall include only such concepts, designs, machines, devices, uses, processes, technology, trade secrets, works of authorship, customer lists, plans, embodiments, inventions, improvements and related work product that (a) relate to Executive's performance of services under this Agreement, to Employer's field of business or


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to Employer's actual or demonstrably anticipated research or development, whether or not developed, conceived or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities or trade secret information or other resource of Employer or (b) are developed in whole or in part on Employer's time or developed using Employer's equipment, supplies, facilities or trade secret information, or other resources of Employer, whether or not the work product relates to Employer's field of business or Employer's actual or demonstrably anticipated research.

            8.5 Disclosure and Protection of Inventions

      In the event that Executive develops in the course of his employment with Employer any material item of Intellectual Property that is the property of Employer under Section 8.4 hereof, Executive shall disclose to and assist Employer or its designee in efforts to protect all rights relating to such Intellectual Property. Such assistance may include, without limitation, the following: (a) making application in the United States and in foreign counties for a patent or copyright on any work products specified by Employer; (b) executing documents of assignment to Employer or its designee of all of Executive's right, title and interest in and to any work product and related intellectual property rights; and (c) taking such additional action (including, without limitation, the execution and delivery of documents) to perfect, evidence or vest in Employer or its designee all right, title and interest in and to any Intellectual Property and any rights relating thereto.

            8.6 Nondisclosure; Return of Materials

      During the term of his employment by Employer and following termination of such employment, Executive will not disclose (except as required by, in furtherance of or otherwise consistent with his duties to Employer) any confidential concept, design, process, technology, trade secret, customer list, plan, embodiment or invention, any other Intellectual Property or any other confidential information, whether patentable or not, of Employer of which Executive becomes informed or aware during his employment, whether or not developed by Executive. In the event of the termination of his employment with Employer or the expiration of this Agreement, Executive will return all confidential documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals to Employer that pertain to his employment with Employer or to any Intellectual Property, and shall not retain or cause any third party to retain photocopies or other reproductions of the foregoing.

            8.7 Equitable Relief

      Executive acknowledges that the provisions of this Section 8 are essential to Employer, that Employer would not enter into this Agreement if it did not include this Section 8 and that damages sustained by Employer as a result of a breach of this Section 8


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cannot be adequately remedied by traditional legal recourse, and Executive agrees that Employer, notwithstanding any other provision of this Agreement, including, without limitation, Section 14 hereof, in addition to any other remedy it may have under this Agreement or at law, will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of Section 8.

            8.8 Effect of Violation

      Executive and Employer acknowledge and agree that additional consideration has been given for Executive's entering into this Section 8, such additional consideration including, without limitation, certain provisions for termination payments pursuant to Section 7. If Executive is terminated with Cause, such termination shall not relieve Executive of his obligations, as required hereunder, not to compete.

            8.9 Definition of Employer

      For purposes of Sections 8.2 and 8.3 hereof, "Employer" shall include all subsidiaries of Employer, and any business ventures in which Employer or its subsidiaries may participate during the term of Executive's employment hereunder.

      9. Representations and Warranties

      To induce Employer to enter into this Agreement, Executive represents and warrants to Employer as follows:

            9.1 Qualification

      Executive is qualified and capable, with or without reasonable accommodation, of performing all the essential functions of his position under this Agreement and of fulfilling his obligations hereunder.

            9.2 No Violation of Other Agreements

      Neither the execution nor the performance of this Agreement by Executive will violate or conflict in any way with any other agreement by which Executive may be bound.

            9.3 No Violation of Law

      To the best of Executive's knowledge, neither the execution nor the performance of this Agreement by Executive will violate any duties imposed on Executive by corporate or other statutory or common law arising out of Executive's past employment or other business activities.


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      10. Notice and Cure of Breach

      Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than pursuant to the definition of "Cause" set forth in
Section 7.5(a)(iii) hereof, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least 14 days' prior written notice of the existence and nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during such period.

      11. Notices

      Any notice or request required or permitted to be given hereunder must be in writing given by personal delivery, overnight courier, certified or registered mail or facsimile, addressed as respectively set forth below or to such other address as any party has previously designated by such a notice. The effective date of any notice or request is (a) three days from the date it is sent by certified or registered mail so long as it is in fact received within five days, (b) the date of delivery if personally delivered or sent by overnight courier, or (c) when sent by facsimile with receipt confirmed.

      Notices to Executive and Employer shall be sent as follows:

      If to Executive:                     If to Employer:

      David P. Anastasi                    AVT Corporation.

      16759 SE 48th Place                  11410 N.E. 122nd Way

      Bellevue, WA 98006                   Kirkland, WA 98034-4025

                                           Fax: (425) 820-4230

                                           Attention: Richard J. LaPorte

      12. Assignment

      This Agreement is personal to Executive and shall not be assignable by Executive. Employer may assign its rights and obligations hereunder to (a) any corporation resulting from any merger, consolidation or other reorganization to which Employer is a party or (b) any corporation, partnership, association or other person to which Employer may transfer all or substantially all the assets and business of Employer existing at such time. All the terms and provisions of this Agreement shall be binding on and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.


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      13. Waivers

      No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, will constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance will not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

      14. Arbitration

      With the exception of proceedings by Employer to enforce its rights under
Section 8 hereof, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by Employer and Executive or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration proceedings and the arbitrator thereof shall resolve any dispute that arises in connection with such discovery. The prevailing party shall be entitled to costs and expenses, including attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

      15. Amendments in Writing

      No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, will be effective unless the same is in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Employer and Executive, and each such amendment, modification, waiver, termination or discharge will be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement will be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Executive.

      16. Governing Law

      This Agreement will be governed by and construed and enforced in accordance with the internal laws of the state of Washington, without regard to any rules governing conflicts of laws.


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      17. Severability

      If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover will have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

      18. Headings

      All headings used herein are for convenience only and will not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

      19. Counterparts

      This Agreement, and any amendment or modification entered into pursuant to
Section 15 hereof, may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      20. Entire Agreement

      This Agreement on and as of the date hereof constitutes the entire agreement between Employer and Executive with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between Employer and Executive with respect to such subject matter are hereby superseded and nullified in their entireties.

      21. Legal Expenses

      As represented and warranted in Section 9.2, Executive's participation in this Agreement and his obligations hereunder shall not violate any other agreement by which Executive is bound. However, AVT recognizes that Executive may need assistance in his transition from his current employer. Therefore, in the event of any claim or threatened claim by Executive's existing employer or any stockholder or other security holder of Executive's existing employer (a "Claim") related to Executive's actions within his scope of employment, AVT agrees to provide a loan of up to $100,000 (the interest bearing rate will be the minimum annual statutory rate required for Federal income tax purposes) to be used


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solely for legal expenses incurred in Executive's defense of any such Claim;
provided that Executive's existing employer does not carry insurance that covers the costs of such Claim and provided that such Claim does not involve fraudulent actions on Executive's part. In the case of a Claim involving a violation of law or fraudulent actions, any loan to assist with legal expenses shall be at the Board of Directors sole discretion.


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      IN WITNESS WHEREOF, the parties have executed and entered into this
Employment Agreement on the date first set forth above.

EXECUTIVE:                              AVT Corporation


/s/ David P. Anastasi                   /s/ Richard J. LaPorte
----------------------------------      ----------------------------------------
David P. Anastasi 10/26/00              Richard J. LaPorte
                                        Chairman of the Board